UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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United Parcel Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

Notice of Annual Meeting of Shareowners

May 8, 2008

To our Shareowners:

United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 8, 2008, at 8:00 a.m. The purposes of the meeting are:

1.   To elect a board of directors to serve until our 2009 annual meeting of shareowners;

2.   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2008; and

3.   To transact any other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 10, 2008 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

We are pleased to take advantage of the new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareowners over the Internet. We believe the new rules will allow us to provide shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 17, 2008, we mailed to certain shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2008 proxy statement and annual report and vote online. All other shareowners will continue to receive the proxy statement and annual report by mail.

Teri P. McClure
Secretary

Atlanta, Georgia
March 17, 2008

Your vote is important. Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. Your proxy card contains instructions for each of these voting options.

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

PROXY STATEMENT
FOR THE
2008 ANNUAL MEETING OF SHAREOWNERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 8, 2008, at 8:00 a.m. The proxy is solicited by our board of directors. On March 17, 2008, we mailed to shareowners of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card.

Why am I receiving this proxy statement and proxy card?

In addition to delivering printed versions of this proxy statement and proxy card to certain shareowners by mail, our board of directors has made this proxy statement and proxy card available to you on the Internet because you own shares of United Parcel Service, Inc. common stock. This proxy statement describes issues on which we would like you to vote at our annual meeting of shareowners. It also gives you information on these issues so that you can make an informed decision.

When you vote by using the Internet, by telephone or by signing and returning the proxy card, you appoint D. Scott Davis and Teri P. McClure as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them (or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment). This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or by signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to the new rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our shareowners by delivering a Notice in the mail. We are sending the Notice to certain record and beneficial shareowners. These shareowners have the ability to access the proxy materials, including our proxy statement and annual report, at www.proxyvote.com or to request a printed or email set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to receive a printed set may be found in the Notice. Shareowners who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials over the Internet at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting
to be Held on May 8, 2008

The proxy statement and annual report are available at www.proxyvote.com

Who is entitled to vote?

Holders of our class A common stock and our class B common stock at the close of business on March 10, 2008 are entitled to vote. March 10, 2008 is referred to as the record date.

In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available in electronic form at the place of the annual meeting on May 8, 2008 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?

Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the record date, there were 339,718,019 shares of our class A common stock and 690,681,418 shares of our class B common stock outstanding and entitled to vote.

The voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, who beneficially own shares representing more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

How do I vote?

Shareowners of record may vote by using the Internet, by telephone or by mail as described below. Shareowners also may attend the meeting and vote in person. If you hold class B shares through a bank or broker, please refer to your proxy card, the Notice or other information forwarded by your bank or broker to see which options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 7, 2008. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by using the Internet, you do not need to return your proxy card.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 7, 2008. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we have provided.

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on two items:

•	the election of directors to serve until our 2009 annual meeting of shareowners; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2008.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the ten nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the ten nominees.

The ten nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?

The board recommends a vote

•	FOR all ten director nominees; and

•	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all ten director nominees and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own class A shares and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, then your class A shares will not be voted and will not count in deciding the matters presented for shareowner consideration in this proxy statement. If your class A shares are held pursuant to the UPS Qualified Stock Ownership Plan and Trust and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the trustee will vote your shares for each proposal in the same proportion as the shares held pursuant to that plan for which voting instructions were received.

If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the election of directors and ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned United Parcel Service, Inc.’s stock as of March 10, 2008) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you will not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2007 Annual Report to Shareowners are available on the investor relations page of our website located at www.shareholder.com/ups. Instead of receiving paper copies in the mail, shareowners can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, and will give you an automatic link to the proxy voting site.

If you are a shareowner of record and wish to enroll in the electronic proxy delivery service, you may do so by going to www.icsdelivery.com/ups and following the prompts.

ELECTION OF DIRECTORS
(Proposal No. 1)

There are ten nominees to our board of directors this year. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected. Eight of the nominees have served as directors since our last annual meeting. Duane Ackerman and Rudy Markham were appointed to our board in August 2007 and November 2007, respectively. Duane and Rudy were each recommended to our Nominating and Corporate Governance Committee by one of our non-employee directors.

Our board currently has 12 directors. Jim Kelly and Vic Pelson are not standing for re-election this year, but will continue to serve as directors until the annual meeting. We thank Jim and Vic for their many years of service to UPS. Effective as of the annual meeting, the size of the board will be reduced from 12 to ten members.

The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

F. Duane Ackerman           Age 65           Director since 2007
Chairman Emeritus, BellSouth Corporation

Duane has been Chairman Emeritus of BellSouth Corporation, a communication services company, since 2007. He previously served as Chairman and Chief Executive Officer of BellSouth Corporation from 2005 through 2006 and as Chairman, President and Chief Executive Officer from 1998 until 2005. He is also a director at Allstate Corporation and The Home Depot Inc.

Michael J. Burns           Age 56                     Director since 2005
Former Chairman, Chief Executive Officer and President, Dana Corporation

Michael was the Chairman, Chief Executive Officer and President of Dana Corporation until February 2008. He joined Dana Corporation in March 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998.

D. Scott Davis           Age 56           Director since 2006
UPS Chairman and Chief Executive Officer

Scott earned a bachelor’s degree in finance from Portland State University and completed the Advanced Management Program at the Wharton School of Business. He joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow, where he had served as the chief financial officer and then chief executive officer. From 1991 to 1998, Scott held positions of increasing responsibility as treasury manager, financial reports and plans manager and accounting manager. From late 1998 to early 2000, he served as chief executive officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. He joined the UPS Management Committee and assumed the role of Chief Financial Officer in 2001. In 2006, Scott was also appointed Vice Chairman. Scott became Chairman and Chief Executive Officer on January 1, 2008. He serves as a director of Honeywell International Inc. and is the deputy chairman of the board of the Federal Reserve Bank of Atlanta. Scott is also Chairman of the Georgia Council on Economic Education and a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Stuart E. Eizenstat           Age 65           Director since 2005
Partner, Covington & Burling LLP

Stuart has been a partner of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Stuart served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the board of directors of the Chicago Climate Exchange and serves on the International Advisory Council of The Coca-Cola Company, on the advisory board of BT Americas Inc. and on the International Advisory Board of GML Ltd. He has received seven honorary doctorate degrees and awards from the United States, French, German, Austrian, Belgian and Israeli governments. He was selected as the best international trade lawyer in Washington, D.C. in 2007 by Legal Times. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Michael L. Eskew           Age 58           Director since 1998
Former UPS Chairman and Chief Executive Officer

Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He also completed the Advanced Management Program at the Wharton School of Business. In 1994, Mike was named UPS’s Corporate Vice President for Industrial Engineering. Two years later he became Group Vice President for Engineering. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000. In January 2002, he succeeded Jim Kelly as Chairman and Chief Executive Officer. In January 2008, Mike retired as Chairman and Chief Executive Officer. Mike serves on the President’s Export Council and is a trustee of the Annie E. Casey Foundation. Mike also is a director of 3M Company, International Business Machines Corporation and Eli Lilly and Company.

Ann M. Livermore           Age 49           Director since 1997
Executive Vice President, Hewlett-Packard Company

Ann is Executive Vice President of Hewlett-Packard Company and general manager of its Technology Solutions Group. Before that, she was the general manager of the HP Services Business. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a Vice President of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP’s software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization and, in 2001, general manager of the Services Business. Born in Greensboro, N.C., Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University.

Rudy Markham           Age 62           Director since 2007
Retired Financial Director, Unilever PLC and Unilever NV

Rudy was the Financial Director of Unilever from August 2000 through May 2007. He joined Unilever in 1968 and from 1989 — 1998 was based in East Asia where he held a series of increasing responsibilities, ultimately serving as Business Group President North East Asia based in Singapore. Rudy joined the board of Unilever as Strategy and Technology Director and became a member of its Executive Committee in May 1998. In May 2007 he retired from the Board of Unilever and on October 31, 2007 he retired as CFO. Rudy studied at Christ’s College, Cambridge, where he gained a Masters Degree in Natural Sciences. He is a fellow of the Chartered Institute of Management Accountants and of the Association of Corporate Treasurers. He also is a non-executive director of Legal & General Group PLC and Standard Chartered PLC, where he serves as Chairman of its Audit & Risk Committee.

John W. Thompson           Age 58           Director since 2000
Chairman and Chief Executive Officer, Symantec Corporation

John has been Chairman and Chief Executive Officer of Symantec Corporation, the world leader in information security and availability solutions, since April 1999. Prior to joining Symantec, he held a variety of senior leadership positions at International Business Machines Corporation, including General Manager of IBM Americas, and was a member of IBM’s Worldwide Management Council. John is a director of Seagate Technology. He currently serves on the President’s National Infrastructure Advisory Council and the Board of Advisors for Teach for America.

Carol B. Tomé           Age 51           Director since 2003
Chief Financial Officer and Executive Vice President — Corporate Services, The Home Depot, Inc.

Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., the world’ s largest home improvement specialty retailer and the second largest retailer in the United States, since May 2001. In January 2007 Carol assumed the additional role of Executive Vice President — Corporate Services. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since February 2000. From 1995 until 2000, she served as Vice President and Treasurer. A native of Jackson, Wyoming, Carol holds a B.S. in Communication from the University of Wyoming and an M.B.A. in Finance from the University of Denver. She is an active volunteer, including serving as the chair of the Advisory Board for the Metropolitan Atlanta Arts Fund, The Committee of 200 and a member of the High Museum. In 2008, Carol joined the board of the Federal Reserve Bank of Atlanta.

Ben Verwaayen           Age 56           Director since 2005
Chief Executive, BT Group plc

Ben was appointed to the Board of BT Group plc in the United Kingdom in January 2002 and became Chief Executive in February 2002. He chairs the company’s Operating Committee. Ben was formerly Vice Chairman of the management board of Lucent Technologies in the USA from October 1999. He joined Lucent in September 1997 as Executive Vice President International and became Chief Operating Officer the following month. Prior to joining Lucent, Ben worked for KPN in the Netherlands for nine years as President and Managing Director of its telecoms subsidiary, PTT Telecom. From 1975 to 1988, he worked for ITT in Europe. Ben is a Dutch national.

Selecting Nominees for Director

Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. Board candidates are evaluated based upon various factors, such as personal character, values and disciplines, ethical standards, diversity, professional background and skills, all in the context of an assessment of the needs of the board at that time. In addition, each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her responsibilities as a director.

Accordingly, the Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Corporate Governance Committee identifies new director candidates through a variety of sources, including third party search firms.

The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held six meetings during 2007. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. It is the board’s policy that our directors attend the annual meeting. All of the directors who were serving at our 2007 annual meeting of shareowners, except for Ben Verwaayen, attended the annual meeting.

Director Independence

Our Corporate Governance Guidelines include categorical standards adopted by the board to determine director independence that meet the listing standards set forth by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Annex I.

Pursuant to the Corporate Governance Guidelines, the board undertook its annual review of director independence in January 2008. As part of this review, the Board considered whether there were any transactions or relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any transactions or relationships between an organization of which a director is a partner, shareholder or officer and UPS. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.

As a result of this review, the board affirmatively determined that the following directors nominated for election at the annual meeting are independent directors: Duane Ackerman, Michael Burns, Stu Eizenstat, Ann Livermore, Rudy Markham, John Thompson, Carol Tomé and Ben Verwaayen. Jim Kelly and Vic Pelson, two directors who will continue to serve until the annual meeting, were also determined to be independent directors. Scott Davis and Mike Eskew are not independent directors because they were employed by UPS in 2007.

In determining the independence of Duane Ackerman, Michael Burns, Stu Eizenstat, Jim Kelly, Ann Livermore, Rudy Markham, Vic Pelson, John Thompson, Carol Tomé and Ben Verwaayen, our board considered ordinary course transactions between UPS and the companies that employed these directors during 2007.

Other Information Regarding Directors

Michael Burns is the former Chairman, Chief Executive Officer and President of Dana Corporation. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on March 3, 2006. On January 31, 2008, Dana Corporation emerged from Chapter 11.

Executive Sessions of our Non-Management Directors

Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, and at least two times each year. The presiding director for these meetings rotates meeting by meeting among the chairpersons of the board committees that are composed entirely of independent directors, currently the Audit, Compensation and Nominating and Corporate Governance Committees. The presiding director determines the agenda for the session and, after the session, acts as a liaison between the non-management directors and the chairman and chief executive officer. The presiding director may invite the chairman and chief executive officer to join the session for certain discussions, as he or she deems appropriate. If the non-management directors include any directors who are not independent directors, then at least once a year there will be an executive session including only the independent directors.

Corporate Governance

Our Corporate Governance Guidelines are available on the governance section of the investor relations page of our website at www.shareholder.com/ups. In addition, the charters that have been adopted for each of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the governance section of the investor relations page on our website.

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations page of our website.

A copy of our Corporate Governance Guidelines, committee charters and Code of Business Conduct may also be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.

Any shareowners or interested parties who wish to communicate directly with our board of directors, with our non-management directors as a group or with the presiding director of our non-management directors may do so by writing to Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received by the Corporate Secretary, the Corporate Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Committees of the Board of Directors

Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The following table shows the current members of each committee.

Nominating
and
Corporate
Director	Audit	Compensation	Governance	Executive

F. Duane Ackerman		X
Michael J. Burns	X
D. Scott Davis				X*
Stuart E. Eizenstat		X
Michael L. Eskew				X
James P. Kelly			X
Ann M. Livermore			X
Rudy Markham	X
Victor A. Pelson		X	X*
John W. Thompson		X*
Carol B. Tomé	X*
Ben Verwaayen	X

X= current committee member; * = chair

Audit Committee.  The primary responsibilities of our Audit Committee include:

•	discharging the board’s responsibility relating to our accounting, reporting and financial practices,

•	general responsibility for overseeing our accounting and financial reporting processes,

•	overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements,

•	overseeing the qualification and independence of our auditors and the performance of our internal audit function and independent auditors, and

•	having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent auditors, including sole discretion to retain and terminate the independent auditors.

In 2007, the Audit Committee held seven meetings. Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.

Compensation Committee.  The primary responsibilities of our Compensation Committee include:

•	discharging the board’s responsibilities with respect to compensation of our executive officers,

•	establishing corporate goals and objectives relevant to the compensation for our Chairman and Chief Executive Officer (“CEO”),

•	evaluating the CEO’s performance in light of these goals and objectives and establishing the total compensation for the CEO based on this evaluation,

•	reviewing and approving the compensation of other executive officers based upon all relevant information, and

•	reviewing and approving awards to executive officers under our equity compensation plans.

In 2007, the Compensation Committee held six meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The primary responsibilities of our Nominating and Corporate Governance Committee include:

•	receiving and considering recommendations from the CEO and others regarding succession at the CEO and other senior officer levels,

•	assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees,

•	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board,

•	aiding in attracting qualified candidates to serve on the board, and

•	making recommendations to the board concerning corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to management, board oversight of management actions and reporting duties of management.

In 2007, the Nominating and Corporate Governance Committee held five meetings. Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

Executive Committee.  The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law. In 2007, the Executive Committee held no meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table describes the beneficial ownership of our common stock as of February 1, 2008 by:

•	our directors,

•	our Chief Executive Officer for 2007, Chief Financial Officer for 2007 and three other executive officers who had the highest total compensation for 2007, calculated in accordance with SEC rules and regulations (the “Named Executive Officers”),

•	all of our directors and executive officers as a group, and

•	each shareowner known to us to beneficially own more than 5% of our class A or class B common stock.

				Additional Shares in
				which the Beneficial
				Owner Has or
	Number of Shares		Options	Participates in the
	Directly Owned(1)		Exercisable	Voting or		Total Shares	Percent of
	Class A	Class B	within 60	Investment		Beneficially	Outstanding
Directors and Executive Officers	Shares	Shares	Days(2)	Power(3)		Owned(4)	Shares(5)

David P. Abney	85,591	2,500	14,989	0		103,080		*
F. Duane Ackerman	333	0	0	0		333		*
Michael J. Burns	2,990	0	0	0		2,990		*
D. Scott Davis	92,144	0	43,907	8,454,771	(6)(7)	8,590,822		*
Stuart E. Eizenstat	2,990	200	0	0		3,190		*
Michael L. Eskew	210,334	0	298,760	6,426,742	(7)	6,935,836		*
James P. Kelly	18,670	163,533	0	6,426,742	(7)	6,608,945		*
Ann M. Livermore	23,257	0	4,351	0		27,608		*
Rudy Markham	349	0	0	0		349		*
John J. McDevitt	67,859	0	19,787	0		87,646		*
Victor A. Pelson	12,693	9,017	5,609	0		27,319		*
John W. Thompson	4,379	1,125	2,745	0		8,249		*
Carol B. Tomé	3,879	1,000	0	0		4,879		*
Ben Verwaayen	4,234	0	0	0		4,234		*
James F. Winestock, Jr.	30,341	14,000	24,170	0		68,511		*
Shares held by all directors and executive officers as a group (23 persons)	1,005,468	210,735	507,998	8,454,771	(8)	10,178,972		*
5% Holders
Capital Research Global Investors(9)	—	45,065,000	—	—		45,065,000	4.3%
Capital World Investors(10)	—	36,422,000	—	—		36,422,000	3.5%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 28,018; Davis — 200; Eskew — 40,820; Kelly — 39,656 McDevitt — 12,291; Winestock — 160; and all directors and officers as a group — 167,826. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.

(2)	Represents class A shares that may be acquired through stock options exercisable through March 31, 2008.

(3)	Except as described in footnote 7, all shares listed in this column are class A shares. None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 6, 7 and 8.

(4)	Includes shares pledged as of February 1, 2008 as follows: Abney — 39,590; Davis — 6,600; McDevitt — 27,440 and Winestock — 27,039.

(5)	Based on an aggregate of 1,037,517,387 shares of class A and class B common stock outstanding as of February 1, 2008. Assumes that all options exercisable through March 31, 2008 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(6)	Includes 2,028,029 class A shares held by various trusts of which Scott Davis and one other executive officer not listed above and other persons are co-fiduciaries.

(7)	Includes 6,250,484 class A shares and 176,258 class B shares owned by the Annie E. Casey Foundation, Inc., of which Scott Davis, Mike Eskew, Jim Kelly and one other executive officer not listed above and other persons constitute the corporate Board of Trustees.

(8)	Includes shares held by the foundations and trusts of which the listed directors and executive officers are trustees. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(9)	According to a Schedule 13G filed with the SEC on February 11, 2008, Capital Research Global Investors, a division of Capital Research and Management Company (“Capital Research”), an investment advisor, has sole voting power with respect to 20,858,600 shares of our class B common stock and sole dispositive power with respect to 45,065,000 shares of our class B common stock. According to the Schedule 13G, Capital Research beneficially owned 6.5% of our class B common stock as of December 31, 2007. Capital Research disclaims beneficial ownership of these shares. The business address of Capital Research is 333 South Hope Street, Los Angeles, CA 90071.

(10)	According to a Schedule 13G filed with the SEC on February 11, 2008, Capital World Investors, a division of Capital Research and Management Company (“Capital World”), an investment advisor, has sole voting power with respect to 3,352,000 shares of our class B common stock and sole dispositive power with respect to 36,422,000 shares of our class B common stock. According to the Schedule 13G, Capital World beneficially owned 5.3% of our class B common stock as of December 31, 2007. Capital World disclaims beneficial ownership of these shares. The business address of Capital World is 333 South Hope Street, Los Angeles, CA 90071.

Additional Ownership

In addition to the beneficial ownership of our common stock shown above, our directors and executive officers also hold equity instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2008 is as follows.

					Other
					Deferred
			Restricted	Stock Option	Compensation
	Restricted	Phantom	Performance	Deferral	Plan
	Stock Units	Stock Units	Units	Shares	Balances	Total

David P. Abney	11,619	—	20,791	12,926	—	45,336
F. Duane Ackerman	—	—	—	—	—	—
Michael J. Burns	—	—	—	—	2,604	2,604
D. Scott Davis	15,697	—	28,370	4,883	—	48,950
Stuart E. Eizenstat	—	—	—	—	—	—
Michael L. Eskew	32,016	—	75,627	57,881	—	165,524
James P. Kelly	—	379	587	19,185	—	20,151
Ann M. Livermore	—	1,809	1,262	—	—	3,071
Rudy Markham	—	—	—	—	—	—
John J. McDevitt	11,182	—	20,198	19,372	—	50,752
Victor A. Pelson	—	1,809	1,262	3,161	36	6,268
John W. Thompson	—	1,809	1,262	—	218	3,289
Carol B. Tomé	—	855	1,262	—	—	2,117
Ben Verwaayen	—	—	—	—	—	—
James F. Winestock, Jr.	10,471	—	15,749	28,010	—	54,230

Restricted stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RSUs under two programs, the Management Incentive Program and the Long-term Incentive Performance Award Program, described in more detail in the “Compensation Discussion and Analysis.”

Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. Dividends paid on UPS common stock are added to the director’s phantom stock unit balance. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash.

Restricted performance units (“RPUs”) are bookkeeping units, the value of each of which corresponds to one share of class A UPS common stock. We grant RPUs under the Long-term Incentive Award Program, described in more detail in the “Compensation Discussion and Analysis”.

Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.

Other Deferred Compensation Plan balances are amounts within the UPS Deferred Compensation Plan allocated to UPS common stock. The plan is described in more detail in the narrative following the Non-Qualified Deferred Compensation table under “Compensation of Executive Officers”.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Link Between UPS Culture and Compensation

UPS founder Jim Casey once said that good management is the ability to make people feel that you and they are the company — not merely employees. The idea of management by partnership, and Jim’s belief that determined people working together can do anything, are two of many basic principles that have allowed UPS to grow and reinvent itself for more than 100 years. The management philosophy Jim expressed in the early years of operation grew into a culture based on integrity, honesty and trust in each other. Our practices, including compensation programs, reflect an early understanding that continued success was not only dependent on our innovative service, but also on the development and well-being of the UPS team. UPS leaders will consistently point to three practices, above all others, which have contributed to our sustained growth:

•	strong culture of partnership and loyalty among all “UPSers”;

•	employees establishing and maintaining a significant stock ownership in our company; and

•	the opportunity for multiple careers within the same organization.

We reflect these principles in our compensation programs by rewarding ownership, performance and long-term commitment to the organization. UPS career development and succession planning programs strengthen the partnership by offering rotational assignments within and across UPS business units, through internal and external education, by identification of future career paths and by encouraging individual responsibility for self-development.

Our Executive Compensation Strategy

While our programs are designed to provide financial security for our team, UPS realized long ago that the dollar value of our programs was only one element considered by executives when choosing to stay with an organization. Working in a satisfying, challenging environment with a team committed to each other and the company is an intangible but key benefit that has been a cornerstone of our success. Unlike many of our peers, our executive compensation program does not use benchmarking to target total compensation at a particular percentile or market level. Instead, we believe that if we offer reasonable pay and benefits to our executives, along with a culture and work environment that encourages innovation, supports diverse ideas, and recognizes individual contributions, they will choose to stay for the long-term.

Our executive compensation program is designed to:

•	Provide long-term financial security;

•	Motivate executives by linking a significant portion of pay to corporate performance incentives; and

•	Encourage long-term stock ownership and careers with UPS.

The UPS Management Committee, comprised of all of our executive officers, is made up mainly of employees who have spent virtually their entire careers with us. Many members of our Management Committee have had wide-ranging opportunities at UPS due to the variety of assignments and advancement opportunities available across business units, functions and geographies. We believe the opportunity for career development and advancement within UPS builds loyalty, reinforces our strong corporate culture and reduces training and recruiting expenses. Ultimately these attributes provide a greater return to our shareowners. However, the high quality of our Management Committee would not preclude looking outside UPS to fill an executive position if it was in the best interest of UPS and its shareowners.

Compensation Committee Members and Independence

Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements of the NYSE, and currently includes John Thompson (Chair), Duane Ackerman, Stu Eizenstat and Vic Pelson. For a description of the Compensation Committee Charter and Committee responsibilities, see “Committees of the Board of Directors”.

Role of Compensation Consultant

The Compensation Committee has sole authority to engage and terminate outside advisors and consultants to assist the Compensation Committee in carrying out its responsibilities. If engaged, the consultant reports directly to the Chair of the Compensation Committee. During the first quarter of 2007, the Committee worked with Mercer Human Resources Consulting. Beginning in April 2007, the Committee worked with Frederic W. Cook & Co. due to the migration of an individual consultant from Mercer to Frederic W. Cook. The consultant serves as a resource for market data on pay practices and trends, provides advice to the Compensation Committee and attends committee meetings as requested.

In 2007, Mercer tabulated and reported on chief executive officer, board and committee performance evaluations. Frederic W. Cook provided an analysis of emerging market trends and best practices for an executive compensation program and reviewed this Compensation Discussion and Analysis.

In addition to its advice on compensation, Mercer provided limited services in the area of healthcare and benefits consulting to management. Frederic W. Cook provides no additional services to us.

Role of Executive Officers

The chief executive officer provides the Compensation Committee with his assessments of the members of the Management Committee, including the other named executive officers. He makes compensation recommendations to the Compensation Committee for the other named executive officers with respect to base salary. The chief executive officer and the chief financial officer also make recommendations with respect to setting performance goals under our incentive compensation plans and provide their analysis as to whether the performance goals were achieved at the end of the performance period. The recommendations of the chief executive officer and the chief financial officer are the basis of discussion by the Compensation Committee. Other members of the Management Committee assist from time to time in providing data and recommendations as to compensation structure.

Meetings of the Compensation Committee are regularly attended by the chief executive officer, the senior vice president of human resources and other members of the Management Committee from time to time. However, these persons are not present when the Compensation Committee goes into executive session, or when decisions about their own compensation are discussed.

Compensation Philosophy and Principles

The Compensation Committee is responsible for establishing the principles that underlie and guide the design and administration of our executive compensation programs. The following compensation principles are designed to drive company performance, create long-term value for our shareowners and attract, retain and motivate key talent.

Compensation decisions are informed by a variety of factors

In making compensation decisions, the Committee considers our overall compensation philosophy, the differentials between Management Committee compensation and other UPS positions, the additional responsibilities of our chief executive officer as compared to the other members of our Management Committee, the retention power of our existing compensation programs, market data and their own experience and judgment. Internal comparisons are made between the executives and their direct reports in an effort to ensure that compensation paid to our Management Committee members is reasonable compared to others with whom they work day in and day out. While the Compensation Committee considers market data in making compensation decisions, it does not use benchmarking to target NEO compensation at a particular percentile or quartile or within any targeted range, based on the data. The data is one of a variety of factors weighed by the Compensation Committee when considering base salary and total compensation levels.

Each year, we purchase and review general compensation survey data from sources such as Towers Perrin, Hewitt Associates or Mercer so that we can provide the Compensation Committee with general information about the level of our compensation relative to the market. For 2007 executive and director compensation, custom 2006 Towers Perrin survey data for a peer group of companies was evaluated. For the custom 2006 peer group data, the Compensation Committee determined that the companies should be selected based on industry leadership, revenue, number of employees, geographic footprint and relevant competitors. Based on those criteria, management identified relevant peer group companies, which were then approved by the Compensation Committee.

Compensation reinforces our business objectives and alignment with shareowners, and a majority of compensation is “at risk” and based on achievement of performance factors

A significant portion of compensation for the Management Committee is tied to company performance and, for equity-based awards, share price performance. Measurement of company performance is made against financial and operating goals.

Our compensation plans are designed to emphasize strong annual performance and foster long-term operational performance and success. We believe that a majority of total compensation (base salary, short-term incentives and long-term incentives) that can be earned by our Management Committee should be “at risk” and subject to short-term and long-term performance goals and stock price performance. The 2007 compensation elements with “at risk” components comprised approximately 63% of the 2007 target compensation opportunity for the NEOs.

Manager-owner concept plays a central role in the success of UPS and aligns the interests of our Management Committee with our shareowners

Until 1999, we were owned by our employees and managed by our owners. Since going public in 1999, our employees still maintain a significant ownership in our company. Because our compensation programs are designed to foster long-term stock ownership by all of our managers, each member of our Management Committee has accumulated a meaningful number of shares of our common stock. As a result, the interests of shareowners and our Management Committee are closely aligned, and they have a strong incentive to provide for effective management. Additionally, Management Committee members and directors are expected to acquire and hold a significant amount of UPS stock as described under “Stock Ownership Guidelines” below.

Compensation programs reflect good corporate governance and high ethical standards

Our compensation and benefit programs reflect a philosophy of providing fair and equitable rewards that support our operating environment, attracting and retaining a diverse and highly skilled workforce. For example, many of our compensation programs apply equally across a wide spectrum of our management employee base and are not limited to senior management. We have also adopted a recoupment policy for equity awards granted to members of our Management Committee, which is described under “Additional Compensation Policies” below.

Since equity award programs can have a dilutive impact on shareowner value, we evaluate the current overhang rate (defined as shares underlying outstanding equity award grants plus shares available for additional award grants divided by total common shares outstanding) when designing new programs or granting new awards. Our 2007 overhang rate was 7.5%. Included in the overhang calculation are outstanding stock options, RPUs and RSUs, as well as the number of shares set aside for future grants.

Another indicator of dilutive impact to shareowner value is the annual grant rate (defined as total shares underlying equity awards granted in one year divided by total common shares outstanding). In 2007, our grant rate was 0.8%. We believe that the low overhang and grant rate percentages demonstrate that dilution is not a current issue for our equity plans.

Additional Compensation Policies

In addition to establishing the compensation principles described above, there are a number of other policies in place to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our Management Committee’s interests with the long-term interests of our shareowners.

Stock Ownership Guidelines

The board has adopted stock ownership guidelines which extend to most levels of management and to members of our board of directors. The guidelines are consistent with our core philosophy that managers should also be owners of our company. The guidelines are based on our expectation that each member of our management team and board will maintain a significant level of investment in our stock.

Target ownership for the chief executive officer is ten times annual salary, and for the other members of the Management Committee is six times annual salary. The target for our non-employee directors is three times their annual retainer. Shares owned outright, deferred units and RSUs are considered as owned for purposes of calculating ownership. Managers and directors have five years to accumulate the required shares.

As of October 19, 2007, the most recent measurement date for compliance with the guidelines, each NEO met the applicable guidelines. The closing price of our stock on the NYSE on October 19, 2007 was $75.03. The chart below shows the dollar value of the stock ownership guidelines and the actual value of shares and units owned by each of the NEOs on that date.

Employment Agreements

We do not have a written or verbal employment agreement with any member of our Management Committee.

Change in Control Agreements

We do not have a separate change in control or severance agreement with any member of our Management Committee.

The UPS Incentive Compensation Plan includes a provision for an automatic acceleration of unvested awards in the event of a change in control. This provision applies equally to all equity awards granted under the plan to all participants in the plan, of which there were approximately 35,000 in 2007. In the Compensation Committee’s view, the accelerated vesting of all outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.

Repayment of equity awards as a result of certain improper conduct

In 2006, the Compensation Committee adopted a recoupment policy with respect to equity awards to members of our Management Committee. Pursuant to this policy, if financial results used to determine the amount of an award are materially restated and an executive engaged in fraud or intentional misconduct, we will seek repayment or recovery of the award, as appropriate.

Equity Grant Practices

Grants for all equity programs under the UPS Incentive Compensation Plan are approved by the Compensation Committee. The Compensation Committee has determined that grant dates will be set for all plan participants so that they occur during the middle of the fiscal quarter and do not fall within the period 30 days prior to the release of company earnings.

Annual Compensation and Performance Review

Each year the Compensation Committee conducts a compensation review for the Management Committee, including the named executive officers. As part of this review, the chief executive officer provides the Compensation Committee with a subjective assessment of the Management Committee members and compensation recommendations with respect to annual base salary increases.

In setting compensation of the chief executive officer, the Compensation Committee undertakes a comprehensive review each year of the chief executive officer’s performance. The full board also meets in executive session each year to review the chief executive officer’s performance. Factors considered include the board’s assessment of the performance of the chief executive officer, his strategic vision and leadership, his ability to execute and achieve our business strategy, his ability to make and drive long-term decisions that create competitive advantage and his overall effectiveness as a leader and role model.

In making compensation decisions, the Compensation Committee also considers our compensation philosophies. The Compensation Committee does not assign particular weights to any of these factors in making compensation decisions.

Elements of UPS Compensation

The components of the compensation program for our Management Committee are:

•	base salary;

•	annual incentives (delivered in cash or UPS stock);

•	long-term incentives (delivered in stock options, restricted stock units and restricted performance units); and

•	benefits and perquisites.

Each of these components is discussed below.

Base Salary

The Compensation Committee considers a number of factors in determining annual base salary increases of Management Committee members. While performance is the most important factor, leadership, internal equity comparisons and market data are all considered by the Compensation Committee when determining annual salary adjustments for Management Committee members.

The following table shows annual base salaries as set for the NEOs in 2006 and 2007 and the overall percentage increase.

	2007 Base Salary	2006 Base Salary
	(as of March 1,	(as of March 1,	Percentage Increase
Named Executive Officer	2007)	2006)	(%)

Michael L. Eskew	$1,032,000	$996,000	3.6%
D. Scott Davis	$600,000	$504,000	19.0%
David P. Abney(1)	$420,000	$385,200	9.0%
John J. McDevitt	$391,200	$378,000	3.5%
James F. Winestock, Jr.	$366,600	$354,000	3.6%

(1)	David Abney received his base salary increase effective January 1, 2007.

The Compensation Committee generally makes annual salary determinations at its first meeting of the year, and the new salaries are effective as of March 1 of that year. In 2007, UPS approved an average base salary increase of 3.5% for all management employees other than members of the Management Committee. The Compensation Committee considered this increase, as well as performance, leadership and peer group data that showed that the NEOs were generally well below the median with respect to base salary levels at other companies.

Based on these considerations, the Compensation Committee approved base salary increases effective March 1, 2007 for Mike Eskew, Jim Winestock and John McDevitt of between 3.5% and 3.6%, which was consistent with the average base salary increase for all management employees. For Scott Davis, the Compensation Committee considered the additional responsibilities assumed by him as vice chairman in awarding him an increase of 19.0%. For David Abney, the Compensation Committee also considered the additional responsibilities assumed by him as chief operating officer, and his base salary increase was 9.0%, effective as of January 1, 2007.

As described in more detail below, annual and long-term incentive compensation is structured similarly across much of our management group. The target award levels are generally structured as a multiple of annual or monthly base salary, with the applicable multiple reflecting the job responsibility of the participant. This structure generally has been in place for a number of years and reflects our historical practices.

Annual Incentives

The following table provides an overview of our annual incentive awards. Each is described in more detail below.

Annual Incentive Programs

	Payment Form and	Target Amount (As a	Performance
Program	Program Type	Multiple of Salary)	Measures	Program Objectives

Management Incentive Program (MIP) and MIP Ownership Incentive Award short-term portion	50% of the total MIP award and MIP ownership incentive award is paid in cash, UPS stock or deferred into the participant’s 401(k) or UPS Deferred Compensation Plan at the participant’s election for short-term portion of the program	Cash portion of the MIP award equivalent to two times monthly base salary for the Management Committee and more senior management

		Cash portion of the MIP ownership incentive award equivalent to one-half of one month base salary for all participants	For MIP award, volume growth, revenue growth, net income growth, operating leverage and end-to-end service For MIP ownership incentive award, ownership level in UPS stock compared to ownership target	Support our annual operating plan and business strategy Ownership incentive award supports the manager-owner concept; enhances stock ownership and shareowner alignment

Half-Month Bonus	Cash	One-half of one month base salary for all participants	General company performance	Broad-based program to reward contributions to company and performance throughout the year, particularly peak operating period during fourth quarter

Management Incentive Program

This program is designed to align pay with annual company performance. Participants in the plan, which include approximately 35,000 of our management employees at all levels, have the opportunity to earn an annual incentive award when we meet target performance objectives. Incentives paid above target are possible if we exceed our performance objectives. The Compensation Committee exercises its judgment on the payout level for the plan based on considerations including company performance relative to target objectives, the general economic environment, and performance trends.

The award is structured one-half in cash (or the equivalent cash value in shares of UPS class A stock, at the participant’s election) and other half in restricted stock units, which is discussed in more detail under “Long Term Incentives.” Annual Management Incentive Program awards are issued under the UPS Incentive Compensation Plan, which was approved by shareowners in 1999.

For approximately 11,000 of the more senior managers among the plan participants, including the Management Committee, the target award level for the overall Management Incentive Program is four months base salary, plus the Ownership Incentive Award described below. For the remaining plan participants, the overall target award level ranges from one to three months base salary, plus the Ownership Incentive Award. These target award levels have been the same since 2005 when the Management Incentive Program was redesigned to better align management and shareowner interests. The target payouts were based on and are consistent with the long-term average payouts under the previous design.

2007 Performance Targets and Results

The Compensation Committee, considering recommendations from the chief executive officer and chief financial officer, approves the company performance objectives, which we call business elements. At the end of the year, the Compensation Committee, considering recommendations from the chief executive officer and chief financial officer, evaluates our achievement of the business elements and approves the “MIP factor,” which represents our success in achieving business element goals. The MIP factor is multiplied by the target award to determine the actual award earned by the participant.

If performance objectives are not met, participants receive a reduced award based on actual performance results as determined by the Compensation Committee. Similarly, if performance objectives are exceeded, participants can receive an award greater than 100% of the targeted award.

The Management Incentive Program is designed to incorporate performance criteria which support our annual operating plan and business strategy. The 2007 performance goals were based on our business plans established at the beginning of the 2007 Management Incentive Program fiscal year, from October 1, 2006 through September 30, 2007. Performance targets and results, as communicated to MIP participants, were as follows:

Business Element	Performance Target	Result

Volume growth to business plan	2.3% for selected products*	Below target
Growth in consolidated revenue	6.0%	Below target at 4.4%
Growth in consolidated, as adjusted, net income	8.0%	Below target at 5.9%; however, EPS grew at 8.5%
Positive operating leverage	Revenue per piece growing at a greater rate than cost per piece	Met target as consolidated revenue grew at faster rate than expense
End-to-end service	Different service levels based on product	Above target

*	Selected products include Commercial Ground, Next Day Air, UPS Freight, Transborder, Worldwide Express and Expedited and International Air Freight.

Some of the five business elements have a greater impact than others on UPS financial results and our long-term success. The Compensation Committee does not assign a specific weight to each business element when determining award payouts; rather, the Committee uses the achievement of these goals to judge our success in implementing its overall business strategy. In addition to evaluating results for these five business elements when setting award amounts, the Compensation Committee also considers its assessment of the challenges of the economic and competitive market in which UPS operated during the award year. After evaluating actual company performance against the business elements and these other factors, the Compensation Committee determined that the 2007 award to be paid to all participants would be at 90% of the targeted award amount. This award was greater than the award made in 2006 of 80% of target, but below the average of the previous five years.

The Compensation Committee does not consider individual performance of the named executive officers or any other members of management in determining the annual award factor. Rather, the award is based on overall company achievement of the business elements and the other factors described above, and the factor applies equally to all participants in the plan.

MIP Ownership Incentive Award

To reward management employees for maintaining significant ownership of UPS stock, all participants in the Management Incentive Program are eligible for an additional incentive award up to the equivalent of one month’s salary. The target level of one month’s salary is the same for all participants in the plan.

Ownership levels for the 2007 awards were determined by totaling the number of UPS shares in the participant’s family group accounts and the participant’s unvested MIP restricted stock units and deferred compensation shares, and then multiplying the sum by the closing price of a class B share on the NYSE on October 19, 2007.

The amount of the award is equal to the participant’s percent of ownership relative to their target, multiplied by one month’s salary. For example, if the participant’s 2007 ownership equaled 80% of their ownership target, their ownership incentive award had a value equal to 80% of one month’s salary. The maximum award that can be granted is one month’s salary. This portion of the Management Incentive Program award is also provided one-half in cash, UPS stock or deferred into the participant’s 401(k) at the participant’s election, and one-half in restricted stock units.

Half-Month Bonus

The Half-Month Bonus, equal to one-half of one month’s salary, is a discretionary cash bonus awarded in the fourth quarter to all eligible salaried employees, including the Management Committee, in the U.S. Approximately 60,000 employees are eligible to receive the Half-Month Bonus, which is awarded in recognition of all participants’ contributions to the business throughout the year, and in particular during our peak operating period in the fourth quarter. Each year, management determines whether company-wide performance merits payment of the bonus. If earned, the bonus is paid to all participants in the program.

Long-Term Incentives

Our long-term incentive programs provide participants with grants of equity-based incentives that are intended to reward performance over a period of more than one year. Grants are made pursuant to the shareowner approved UPS Incentive Compensation Plan and delivered in the form of class A shares at vesting. Awards are based on longer-term operational and financial performance goals and long-term stock price appreciation. The Compensation Committee believes equity-based compensation performs an essential role in retaining and motivating our executive officers by providing them incentives which are linked to our long-term success and maximizing shareowner value.

Target award levels vary based on level of responsibility. At the Management Committee level, the Compensation Committee has approved a differential in target long-term incentive award levels for the chief executive officer to acknowledge the additional responsibility of the chief executive officer and competitive market practice.

The following table provides an overview of our long-term incentive awards. Each is described in more detail below.

Long-Term Programs

Program and Award	Payment Form and	Target Amount (As a
Type	Program Type	Multiple of Salary)	Performance Measures	Program Objectives

Long-Term Incentive (LTI) program granted as stock options	Stock options with five-year vesting and ten-year term	175% of base salary for the chief executive officer and 125% of base salary for the other members of the Management Committee	Value recognized only if UPS stock price appreciates	Retention; provide a significant link to our stock price performance; value realized only if stock price appreciates; enhances stock ownership and shareowner alignment and maximize shareholder value

LTI program granted as restricted performance units	RPUs that are paid in UPS stock upon vesting; five-year vesting	175% of base salary for the chief executive officer and 125% of base salary for the other members of the Management Committee	Earnings per share (for 10% increase in number of units granted)	Retention; reinforce the manager-owner concept; enhance stock ownership and shareowner alignment

MIP and MIP Ownership Incentive Award long-term portion granted as restricted stock units	50% paid in RSUs for the long-term portion of the program; RSUs are settled in UPS stock upon vesting; five year vesting	For MIP, RSU portion equivalent to two times monthly base salary for the Management Committee and more senior management

		For MIP ownership incentive award, RSU portion equivalent to one-half of one month base salary for all participants	For MIP award, volume growth, revenue growth, net income growth, operating leverage and end-to-end service For MIP ownership incentive award, ownership level in UPS stock compared to ownership target	Support our annual operating plan and business strategy Ownership incentive award supports the manager-owner concept; enhances stock ownership and shareowner alignment

Long-Term Incentive Performance Award Program (LTIP) granted as restricted stock units	RSUs that are settled in UPS stock upon vesting; three-year vesting	250% of base salary for the chief executive officer and 225% of base salary for the other members of the Management Committee	Revenue growth, operating return on invested capital and three-year net income or EPS targets	Support our short and long-term operating plan and business strategy; enhance stock ownership and shareowner alignment

Long-Term Incentive Program (“LTI”)

Our Long-Term Incentive program is comprised of two parts: stock option awards and restricted performance units. Grants are made annually, typically in May of each year. Approximately 3,200 members of our management team participate in this program.

The total target award value at grant for the Long-Term Incentive awards (both the stock options and the restricted performance units) are set at 350% of base salary for the chief executive officer and 250% of base salary for the other members of the Management Committee. For other management employees, target award values ranges from 50% to 150% of base salary.

Long-Term Incentive awards are granted one-half in stock options and one-half in restricted performance units. The number of stock options awarded is based on a formula that assumes an anticipated compounded annual growth rate of 11% in the price of UPS stock over a five year period. The number of restricted performance units granted is established by discounting the value of the award by 11% compounded annually over a five year period, and dividing that amount by the NYSE closing price of our class B common stock on the date of grant.

Stock Option Awards

The Compensation Committee believes that stock option awards provide a significant link to company performance and maximize shareowner value, as the option holder receives value only if our stock price increases. Stock options also have retention value, as the option holder will not receive value from the options unless he remains our employee during the vesting period for the award (except in the case of retirement, death or disability during the vesting period).

Stock options are issued at the closing market price on the NYSE on the date of grant, vest five years from the date of grant and expire ten years from the date of grant. Grants do not include dividend equivalents or any reload grant features.

Restricted Performance Units

Restricted performance units are bookkeeping units, the value of which corresponds to one share of class A common stock. The decision by the Compensation Committee to use restricted performance units was based on two goals for the award:

•	maintain the long-term nature of the award and its impact on retention; and

•	continue to represent shareowner interests by utilizing an award the value of which is linked to share price performance.

Restricted performance units vest on the fifth anniversary date of their grant. When dividends are paid on UPS common stock, an equivalent value is automatically credited to the participant’s bookkeeping account in additional RPUs. At the end of the five-year restriction period, the number of RPUs granted to each individual will increase by 10% if we attain certain performance measures for the five-year performance period. Upon vesting of RPUs, the individual receives shares of UPS class A common stock.

For the RPUs issued in 2003, an adjusted earnings per share goal of $3.94 per diluted share for 2007 was established. Based on actual adjusted diluted EPS of $4.11 for 2007, the goal was met and the 10% bonus will be included for the 2003 RPU adjusted diluted awards that vest in May 2008. For the RPUs granted in 2007, the Compensation Committee approved a 2011 adjusted diluted earnings per share goal of $7.11.

MIP and MIP Ownership Incentive Award Long-Term Portion

As described under annual incentives, one-half of the award earned under the MIP and the MIP ownership incentive award is paid in restricted stock units. This provides a retention incentive and enhances executive stock ownership and shareholder linkage. The number of restricted stock units granted is determined by calculating the dollar value of the MIP award allocated to restricted stock units (as described under “Management Incentive Program”) and dividing by the closing price of our class B stock on the NYSE on, or about, the last Friday in October. The restricted stock units vest 20% per year over five years on October 15 of each year.

Long-Term Incentive Performance Award (LTIP) Program

UPS adopted the Long-term Incentive Performance Award Program in 2006 under the UPS Incentive Compensation Plan. It was approved by the Compensation Committee to strengthen the performance component of our executive compensation package and enhance our retention of key talent. The award was also designed to increase total compensation of senior management to be closer to the compensation of comparable positions at similarly sized companies. Approximately 600 of our employees received awards under this program in 2007.

The program has a three year award cycle. The first grant, made in 2006, covers the three-year period from 2006 through 2008. The 2007 grant covers the three-year period from 2007 through 2009. Under the program, a target level of restricted stock units are granted to members of the Management Committee and certain other eligible managers. Performance measures, such as adjusted revenue growth, adjusted operating return on invested capital (ROIC), adjusted net income or adjusted diluted earnings per share, are set by the Compensation Committee for each annual period. The number of units earned each year is based on company achievement of the performance goals.

Of the total target award, 90% is divided into three substantially equal tranches, one for each calendar year in the three-year award cycle. The remaining 10% of the total target award is based upon achievement of an adjusted net income or adjusted diluted earnings per share target for the third year.

Specific performance measures and targets for each annual tranche are set by the Compensation Committee. The Compensation Committee may provide for payment of an amount less than or more than 100% of target based on achievement of performance criteria.

Target award values for the three-year awards granted in 2006 and in 2007 were 250% of annual salary for the chief executive officer and 225% of annual salary for the other Management Committee members. For other management employees, target award values ranges from 50% to 200% of base salary. Target award values are based on internal pay equity and general survey data regarding total compensation of comparable positions as similarly sized companies. Target award levels are designed to vary based on level of responsibility. The differential in award level for the chief executive officer is to acknowledge the added responsibilities of the position. The actual number of restricted stock units granted is determined once the payment percentage for a particular tranche has been approved by the Compensation Committee.

Performance Targets

Performance targets and actual results for the 2006 and 2007 LTIP awards are described below. Where the three year cycles overlap, the performance goals for individual years are the same.

For 2006, the performance targets to earn 100% of the LTIP tranche were adjusted revenue growth of 10.7% and adjusted operating ROIC of 22.8%. Actual results for 2006 were adjusted revenue growth of 8.9% and adjusted operating ROIC of 21.8%. Based on actual performance, 85% of the 2006 LTIP tranche was earned. The LTIP payout for 2006 at 85% of target was driven by us not meeting our adjusted revenue goal of 10.7% growth. This revenue shortfall was driven primarily by challenges in our Supply Chain and Freight operating segment that we experienced during 2006, as discussed in our 2006 Annual Report on Form 10-K.

For 2007, the performance targets to earn 100% of the LTIP tranche were adjusted revenue growth of 6.1% and adjusted ROIC of 25.0%. Actual results for 2007 were adjusted revenue growth of 4.5% and adjusted operating ROIC of 24.5%. Based on actual performance, 75% of the 2007 LTIP tranche was earned. The LTIP payout for 2007 at 75% of target was driven by us not meeting our adjusted revenue goal of 6.1% growth. As discussed in our 2007 Annual Report on Form 10-K, the weak U.S. economy resulted in only a 1.7% revenue increase for our U.S. Domestic Package operating segment, which was below our planned increase for this segment.

For the 2006 LTIP award, the three year adjusted net income target for 2008 is $5.6 billion. For the 2007 LTIP award, the three year adjusted diluted EPS target for 2009 is $5.28.

The RSUs for 2007 are now “fixed”, meaning the amount of the award for the 2007 performance period has been determined; however, the RSUs for all three years of the 2007 through 2009 award cycle will not vest until January 31, 2010, provided the participant remains employed as of the vesting date. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned restricted stock units account will be adjusted quarterly for dividends paid on class A common stock. The restricted stock unit awards that vest will be distributed in the form of class A shares.

Benefits and Perquisites

Consistent with our culture, the benefits and perquisites offered to the Management Committee are the same or similar to programs offered to the rest of the UPS management team, with the exception of a financial planning service. These programs include matching contributions to the UPS Qualified Stock Ownership Plan that are paid in shares of class A common stock; qualified and non-qualified pension plans; life insurance premiums paid by UPS; the Discounted Employee Stock Purchase Plan; a charitable gift matching program and a financial planning service.

The Compensation Committee has reviewed the details of the benefits and perquisites provided to the Management Committee in 2007 and determined that they were in line with competitive practices. Additional information on these benefits can be found in the program descriptions below.

UPS Qualified Stock Ownership Plan (“QSOP”)

The QSOP provides a matching contribution (generally up to a maximum of 3% of each participant’s eligible compensation) to those employees of UPS who make elective deferrals under the UPS Savings Plan and invests that matching contribution entirely in class A common stock. The UPS Savings Plan is a 401(k) plan offered to all U.S. based employees who are not subject to a collective bargaining agreement, and who are not eligible to participate in another plan sponsored by UPS or one of its subsidiaries.

Qualified and Non-Qualified Pension Plans

Management Committee members participate in our qualified retirement program, the UPS Retirement Plan, on the same terms as all other participants. Benefits payable under the plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Amounts exceeding these limits are paid pursuant to the UPS Excess Coordinating Benefit Plan, which is a non-qualified restoration plan designed to replace the amount of benefits limited under the tax-qualified plan. Without the Excess Coordinating Benefit Plan, Management Committee members would receive a lower benefit as a percent of final average earnings than the benefit received by other participants in the UPS Retirement Plan.

Discounted Employee Stock Purchase Plan

To foster our manager-owner philosophy, we have a Discounted Employee Stock Purchase Plan. The plan provides all U.S. based employees, including Management Committee members, and some internationally-based employees, with the opportunity to purchase up to $10,000 in our stock annually at a discount of at least 10%. The plan has been designed to comply with Section 423 of the Internal Revenue Code. The purchase price at which our common stock may be acquired under the plan is equal to 90% of the lesser of (a) the fair market value of the shares on the first day of the calendar quarter or (b) the fair market value of the shares on the last day of each calendar quarter. Share purchases are made on a quarterly basis.

UPS Gift Matching Program

We match charitable contributions made by all active employees with 12 months of service, including members of the Management Committee, up to a maximum of $3,000 per year.

Financial Planning Service

The Management Committee members are eligible for financial planning services provided by the Ayco Company. Mike Eskew and Scott Davis were the only NEOs who utilized the benefit in 2007. Although this financial planning service benefit is not offered to other management employees, we offer a separate financial counseling service through PricewaterhouseCoopers to all U.S. and Puerto Rico based employees who are not subject to a collective bargaining agreement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Compensation Committee believes that the interests of our shareowners are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements. While the Compensation Committee intends to structure awards to comply with Section 162(m), the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2007

The following table shows the compensation for each of the Named Executive Officers for 2006 and 2007.

						Non-
						Equity		All
						Incentive	Change in	Other
				Stock	Option	Plan	Pension	Compen-
		Salary	Bonus	Awards	Awards	Compensation	Value	sation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Michael L. Eskew	2007	1,026,000	43,000	2,950,584	900,231	197,800	874,300	43,019	6,034,934
Former Chairman and Chief Executive Officer	2006	988,000	41,500	2,817,927	1,034,722	174,300	1,076,000	33,137	6,165,586
D. Scott Davis	2007	584,000	25,000	1,249,165	358,018	115,000	287,600	27,367	2,646,150
Vice Chairman and Chief Financial Officer	2006	500,000	21,000	1,126,569	375,304	88,200	280,100	26,003	2,417,176
David P. Abney	2007	420,000	17,500	545,346	157,664	80,500	271,700	7,771	1,500,481
Senior Vice President, Chief Operating Officer, and President, UPS Airlines	2006	383,000	16,050	345,034	122,927	67,410	342,600	10,519	1,287,540
John J. McDevitt	2007	389,000	16,300	497,912	138,220	74,980	163,500	7,360	1,287,272
Senior Vice President, Global Transportation Services	2006	375,000	15,750	332,470	117,542	66,150	178,022	9,104	1,094,038
James F. Winestock, Jr.	2007	364,500	15,275	810,473	205,104	70,265	281,900	12,252	1,759,769
Senior Vice President, U.S. Operations	2006	351,000	14,750	743,574	236,752	61,950	272,700	11,786	1,692,512

(1)	The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)	This column represents the Half-Month Bonus awarded annually in December. For a description of this bonus, see “Compensation Discussion and Analysis”.

(3)	The values for equity-based awards in this column represent the cost recognized for financial statement reporting purposes for the applicable year, in accordance with FAS 123R. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. Current and prior year awards with compensation expense recognized in 2007 include:

• RPUs granted under the LTI in 2003, 2004, 2005, 2006 and 2007;

• RSUs granted under the MIP for 2005, 2006 and 2007; and

• RSUs granted under the LTIP for 2006 and 2007.

The assumptions used to value these awards can be found in Note 11 “Stock-Based Compensation” in our 2007 Form 10-K, except for our 2003 and 2004 RPUs, which can be found in Note 11 “Capital Stock and Stock-Based Compensation” in our 2005 Form 10-K.

The grant date fair value of the awards made in 2007 can be found in the Grants of Plan-Based Awards table below. An overview of the features of each program can be found in the “Compensation Discussion and Analysis” section above, and in the narrative following the Grants of Plan-Based Awards table.

(4)	The values for stock option awards in this column represent the cost recognized for financial statement reporting purposes for the applicable year, in accordance with FAS 123R. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. Current and prior year awards with compensation expense recognized in 2007 include the grants made in 2003, 2004, 2005, 2006 and 2007 under the LTI.

The assumptions used to value these awards can be found in Note 11 “Stock-Based Compensation” in our 2007 Form 10-K, except for our 2003 and 2004 stock option awards, which can be found in Note 11 “Capital Stock and Stock-Based Compensation” in our 2005 Form 10-K.

The grant date fair value of the awards can be found in the Grants of Plan-Based Awards table below. An overview of the features of the program can be found in the “Compensation Discussion and Analysis” section above, and in the narrative following the Grants of Plan-Based Awards table below.

(5)	This column shows the cash portion (representing 50%) of the MIP award. For a description of the MIP, see the “Compensation Discussion and Analysis” section above. The Ownership Incentive award was paid at 100% of target (one month’s salary) since each NEO exceeded his target ownership level.

(6)	This column represents an estimate of the annual increase in the actuarial present value of the NEO’s accrued benefit under our retirement plans for the applicable year, measured as of September 30 of each year, assuming a retirement age of 60. See the Pension Benefits table below for additional information, including the present value assumptions used in this calculation. There are no above market or preferential earnings for the UPS Deferred Compensation Plan.

(7)	Amounts reported in this column for 2007 include 401(k) matching contributions in the amount of $6,750 for each NEO. Also includes imputed income of life insurance premiums for the NEOs in the following amounts: Eskew — $5,036, Davis — $2,755, Abney — $1,021, McDevitt — $610, and Winestock — $1,623. Also includes imputed income on the Restoration Plan Rollover Option discussed in the Pension Benefits table below as follows: Eskew — $17,583, Davis — $5,142, and Winestock — $3,879. The NEOs did not receive any perquisites, except for financial planning services as follows: Eskew — $11,650 and Davis — $12,720, and a charitable contribution match as follows: Eskew — $2,000.

Grants of Plan-Based Awards for 2007

The following table provides information about awards granted in 2007 to each of the NEOs.

								All Other		All Other
								Stock		Option		Grant Date
								Awards:		Awards:	Exercise	Fair Value
		Estimated Possible Payouts			Estimated Future Payouts			Number		Number of	or Base	of Stock
		Under Non-Equity			Under Equity Incentive			of Shares		Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Award
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)(3)	($/Sh)	($)(4)

Michael L. Eskew		—	215,000	—
	03/01/2007				17,248	38,328	55,576					1,378,559
	05/09/2007							15,747	(5)			999,234
	05/09/2007									38,733	70.90	584,085
	12/07/2007							2,639	(6)			180,767
D. Scott Davis		—	125,000	—
	03/01/2007				9,025	20,055	29,080					685,353
	05/09/2007							6,540	(5)			414,999
	05/09/2007									16,086	70.90	242,573
	12/07/2007							1,534	(6)			105,076
David P. Abney		—	87,500	—
	03/01/2007				6,318	14,039	20,357					495,258
	05/09/2007							4,578	(5)			290,499
	05/09/2007									11,260	70.90	169,798
	12/07/2007							1,074	(6)			73,567
John J. McDevitt		—	81,500	—
	03/01/2007				5,885	13,076	18,961					470,575
	05/09/2007							4,264	(5)			270,574
	05/09/2007									10,488	70.90	158,157
	12/07/2007							1,001	(6)			68,567
James F. Winestock, Jr.		—	76,375	—
	03/01/2007				5,515	12,254	17,769					440,844
	05/09/2007							3,996	(5)			253,568
	05/09/2007									9,828	70.90	148,204
	12/07/2007							938	(6)			64,521

(1)	The amount reflects the target value of the cash portion of the 2007 MIP award for each NEO. The potential payments for the MIP are performance-based and therefore completely at risk. The MIP program is described in the “Compensation Discussion and Analysis” section above.

(2)	These columns show the potential number of RSUs that would be awarded under the 2007 LTIP at the end of the three year term if the threshold, target or maximum performance goals are satisfied.

(3)	This column shows the number of stock options granted under the LTI in 2007.

(4)	This column shows the full grant date fair value of RSUs, RPUs and stock options under FAS 123R granted to each of the NEOs in 2007. The grant date fair values are calculated using the NYSE closing price of UPS stock on the date of grant for RSUs and RPUs and the Black-Scholes option pricing model for stock options. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

(5)	Represents the number of RPUs granted under the LTI in 2007.

(6)	Represents the number of RSUs granted under the MIP in 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and RPUs held by the NEOs on December 31, 2007.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
	Option Awards							Number of	Value of
		Number of					Market	Unearned	Unearned
	Number of	Securities				Number of	Value of	Shares,	Shares,
	Securities	Underlying				Shares or	Shares or	Units or	Units or
	Underlying	Unexercised				Units of	Units of	Other	Other
	Unexercised	Options	Option			Stock	Stock That	Rights That	Rights That
	Options	(#)	Exercise	Option	Option	That Have	Have Not	Have Not	Have Not
	(#)	Unexercisable	Price	Grant	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

Michael L. Eskew	18,614		50.00	11/09/1999	11/09/2009
	36,077		56.90	03/30/2001	03/30/2011
	67,879		60.22	04/25/2002	04/25/2012
		35,819	62.40	05/02/2003	05/02/2013
		33,877	70.70	05/03/2004	05/02/2014
		34,993	72.07	05/09/2005	05/08/2015
		32,768	80.88	05/01/2006	04/29/2016
		38,733	70.90	05/09/2007	05/08/2017
						90,674	6,412,496	27,664	1,956,398
D. Scott Davis	6,976		50.00	11/09/1999	11/09/2009
	20,043		56.90	03/30/2001	03/30/2011
	23,864		60.22	04/25/2002	04/25/2012
		13,305	62.40	05/02/2003	05/02/2013
		12,260	70.70	05/03/2004	05/02/2014
		12,660	72.07	05/09/2005	05/08/2015
		11,844	80.88	05/01/2006	04/29/2016
		16,086	70.90	05/09/2007	05/08/2017
						35,789	2,531,014	13,769	973,744
David P. Abney	2,716		50.00	11/09/1999	11/09/2009
	3,977		56.90	03/30/2001	03/30/2011
	8,296		60.22	04/25/2002	04/25/2012
		9,321	62.40	05/02/2003	05/02/2013
		9,034	70.70	05/03/2004	05/02/2014
		9,812	72.07	05/09/2005	05/08/2015
		9,052	80.88	05/01/2006	04/29/2016
		11,260	70.90	05/09/2007	05/08/2017
						26,378	1,865,483	9,944	703,240
John J. McDevitt	2,738		50.00	11/09/1999	11/09/2009
	1,537		59.375	04/03/2000	04/03/2010
	7,216		56.90	03/30/2001	03/30/2011
	8,296		60.22	04/25/2002	04/25/2012
		9,174	62.40	05/02/2003	05/02/2013
		9,034	70.70	05/03/2004	05/02/2014
		9,495	72.07	05/09/2005	05/08/2015
		8,883	80.88	05/01/2006	04/29/2016
		10,488	70.90	05/09/2007	05/08/2017
						25,620	1,811,826	9,433	667,774
James F. Winestock, Jr.	6,022		50.00	11/09/1999	11/09/2009
	8,659		56.90	03/30/2001	03/30/2011
	9,489		60.22	04/25/2002	04/25/2012
		4,907	62.40	05/02/2003	05/02/2013
		4,975	70.70	05/03/2004	05/02/2014
		8,862	72.07	05/09/2005	05/08/2015
		8,319	80.88	05/01/2006	04/29/2016
		9,828	70.90	05/09/2007	05/08/2017
						20,843	1,474,006	8,847	625,624

(1)	Stock options granted on May 2, 2003, May 3, 2004, May 9, 2005, May 1, 2006 and May 9, 2007 vest on May 2, 2008, May 4, 2009, May 10, 2010, May 2, 2011 and May 10, 2012, respectively. The options generally vest over a five-year period with 20% of the option vesting at each anniversary date of the grant. Options expire ten years from the date of grant.

(2)	Unvested stock awards in this column include RSUs, which generally vest over a five-year period with approximately 20% of the award vesting at each anniversary date of the grant, and RPUs, which generally vest five years after the date of grant. RSUs were granted in 2005, 2006 and 2007 and will vest on October 15th of each year during the five-year vesting period. RPUs were granted in 2003, 2004, 2005, 2006 and 2007 and will vest on May 2, 2008, May 4, 2009, May 10, 2010, May 2, 2011 and May 10, 2012, respectively. Values were rounded to the closest unit.

(3)	Market value based on NYSE closing price on December 31, 2007 of $70.72.

(4)	Represents the potential RSUs to be earned under the 2006 LTIP award (for the 2007 and 2008 performance periods) and the 2007 LTIP award (for the 2007, 2008 and 2009 performance periods) if threshold performance goals are satisfied.

Option Exercises and Stock Vested in 2007

The following table sets forth the number and corresponding value realized during 2007 with respect to restricted stock units that vested for each NEO.

	Option Awards(1)		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(2)	($)(3)

Michael L. Eskew	—	—	1,127	86,261
D. Scott Davis	—	—	570	43,628
David P. Abney	—	—	441	33,754
John J. McDevitt	—	—	428	32,759
James F. Winestock, Jr.	—	—	400	30,616

(1)	None of the NEOs exercised stock options in 2007.

(2)	The value in this column represents approximately 20% of the 2005 and 2006 MIP award granted in the form of RSUs that vested on October 15, 2007 and was distributed to participants in an equivalent number of class A shares.

(3)	The value shown is based on the NYSE closing price on October 15, 2007, the date the RSUs vested, of $76.54 per share.

2007 Pension Benefits

The following table quantifies the pension benefits expected to be paid from the UPS Retirement Plan, the Restoration Plan Rollover Option (“RPRO”) and the UPS Excess Coordinating Plan. The terms of each are described below.

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service(#)(1)	($)(2)	($)

Michael L. Eskew	UPS Retirement Plan	36.0	1,081,412	—
	Restoration Plan Rollover Option	34.8	3,091,981	—
	UPS Excess Coordinating Plan	36.0	3,842,731	—
D. Scott Davis	UPS Retirement Plan	23.0	603,409	—
	Restoration Plan Rollover Option	24.0	1,278,205	—
	UPS Excess Coordinating Plan	23.0	337,675	—
David P. Abney	UPS Retirement Plan	33.8	703,582	—
	UPS Excess Coordinating Plan	33.8	1,041,341	—
John J. McDevitt	UPS Retirement Plan	30.8	533,437	—
	UPS Excess Coordinating Plan	30.8	763,748	—
James F. Winestock, Jr.	UPS Retirement Plan	38.3	1,018,180	—
	Restoration Plan Rollover Option	38.6	510,019	—
	UPS Excess Coordinating Plan	38.3	871,484	—

(1)	With the exception of the RPRO, as discussed below, this column represents the years of service as of September 30, 2007.

(2)	This column represents the total discounted value of the monthly lifetime benefit earned at September 30, 2007 assuming the executive leaves UPS at this date and retires at age 60. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on a 6.5% discount rate at September 30, 2007. The present values assume no pre-retirement mortality and utilize the RP 2000 mortality tables projected to 2010 using scale AA with no collar adjustments.

The UPS Retirement Plan is a qualified defined benefit plan provided to executives and other UPS employees who generally are not covered by a collective bargaining agreement and who are not participating in another UPS-sponsored plan at a subsidiary company. UPS also sponsors a non-qualified defined benefit plan, the UPS Excess Coordinating Benefit Plan, for non-union employees whose pay and benefits in the qualified plan are limited by the Internal Revenue Service.

The Compensation Committee believes that the retirement, deferred compensation and/or savings plans offered at UPS are important for the long-term economic well-being of our employees, and are important elements of attracting and retaining the key talent necessary to compete. The UPS Retirement Plan and UPS Excess Coordinating Plan provide monthly lifetime benefits to participants and their eligible beneficiaries based on final average compensation at retirement, service with UPS and age at retirement. Participants may choose to receive a reduced benefit payable in an optional form of annuity that is equivalent to the single lifetime benefit.

The plans provide monthly benefits based on the greatest result from up to four benefit formulas. Participants receive the largest benefit from the applicable benefit formulas. For all executives except Jim Winestock, the formula that results in the largest benefit is called the “grandfathered integrated formula.” This formula provides retirement income equal to 58.33% of final average compensation offset by a portion of the Social Security benefit. A participant with less than 35 years of benefit service receives a proportionately lesser amount. For Jim Winestock, the formula that results in the largest benefit is called the “RPA integrated formula.” This formula provides retirement income equal to 1.2% of final average compensation plus 0.4% of final average compensation in excess of the Social Security wage base all multiplied by years of benefit service at the time of termination or retirement.

Participants earn benefit service for the time they work as an eligible UPS employee. For purposes of the formulas, compensation includes salary, the cash and RSU portions of the MIP award and the Half-Month Bonus. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Eligible amounts exceeding these limits will be paid from the UPS Excess Coordinating Benefit Plan. Under this plan, participants receive the benefit in the form of a life annuity. From 1999 through 2002, certain executives were eligible for the RPRO, which allowed them to receive their benefit in excess of the Retirement Plan in a combination of life annuity and cash lump sum. Under this option, the cash lump sum is based on a projected benefit under the Excess Coordinating Benefit Plan using projected pay and service through the date the executive would have reached age 57, which is the reason for the differences in years of credited service in the 2007 Pension Benefits table.

The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction in the amount of their monthly benefits. Each of the named executives would be eligible to retire at age 60 and receive unreduced benefits from the plans. In addition, the plans allow participants with ten years or more of service to retire at age 55 with a larger reduction in the amount of their benefit. Mr. Eskew, Mr. Davis, and Mr. Winestock are currently eligible for early retirement with reduced benefits from those shown above. If they had retired on September 30, 2007, their benefits would be reduced from those shown by 5.25%, 27.75%, and 10.75% respectively.

2007 Non-Qualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the NEOs in the UPS Deferred Compensation Plan for 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings/(Loss)	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)(1)

Michael L. Eskew	—	—	(159,067)	—	5,497,322
D. Scott Davis	—	—	15,877	—	770,215
David P. Abney	—	—	(1,877)	—	1,328,532
John J. McDevitt	—	—	(40,316)	—	1,549,467
James F. Winestock, Jr.	—	—	(72,136)	—	1,968,952

(1)	Certain amounts in the “Aggregate Balance” column represent salary or bonus that was reported in the summary compensation tables in prior years as follows:

Amount included in both
2007 Non-Qualified Deferred
Compensation Table and
Prior Years’ Summary
Compensation Tables
Name	($)

Michael L. Eskew	4,288,112
D. Scott Davis	531,419
David P. Abney	1,031,485
John J. McDevitt	1,249,693
James F. Winestock, Jr.	1,628,382

There are three deferred compensation vehicles in the UPS Deferred Compensation Plan, and not all of the NEOs participate in each feature of the UPS Deferred Compensation Plan.

2004 and Before Salary Deferral Feature

•	Prior to December 31, 2004, contributions could be deferred from executive officers’ monthly salary and the Half-Month Bonus.

•	Prior to December 31, 2004, non-employee directors could defer retainer and meeting fees quarterly. Assets from the discontinued UPS Retirement Plan for Outside Directors were transferred to the 2004 and Before Salary Deferral Feature in 2003.

•	No contributions were permitted after December 31, 2004.

2005 and Beyond Salary Deferral Feature

•	Executive officers may defer one to 25% of their monthly salary, one to 100% of the Half Month Bonus and one to 100% of the cash portion of the MIP award.

•	Non-employee directors may defer retainer fees quarterly.

•	Elections are made annually for the following calendar year.

Stock Option Deferral Feature

•	Assets are invested solely in shares of UPS stock.

•	Non-qualified or Incentive Stock Options which vested prior to December 31, 2004 were deferrable during the annual enrollment period for the following calendar year. Participants deferred receipt of UPS stock that would otherwise be taxable upon the exercise of the stock option.

•	The shares received upon exercise of these options are deferred into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “deferred compensation obligations” in the shareowners’ equity section of the balance sheet.

•	No deferrals of stock options which vest after December 31, 2004 are permitted. However, stock options that vested prior to December 31, 2004 and were deferred but not yet exercised will be deferred into the Stock Option Deferral Feature at the time of exercise, provided no separation from service has occurred.

•	As a result of the requirements applicable to non-qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, deferral of stock options is no longer offered under the UPS Deferred Compensation Plan for options that vested after December 31, 2004.

Withdrawals and Distributions under the UPS Deferred Compensation Plan

•	For the 2004 and Before Salary Deferral Feature and the 2005 and Beyond Salary Deferral Feature, participants may elect to receive the funds in a lump sum or up to a 10 year installment (of 120 monthly payments), subject to restrictions if the balances are less than $10,000 and $20,000, respectively. For the Stock Option Deferral Feature, participants may elect to receive shares in a lump sum or up to 10 annual installments, subject to restrictions if the balance is less than $20,000.

•	The distribution election is irrevocable under the 2005 and Beyond Salary Deferral Feature, but may be changed under the 2004 and Before Salary Deferral Feature and the Stock Option Deferral Feature.

•	Hardship distributions are permitted under all three features of the UPS Deferred Compensation Plan.

•	No withdrawals are permitted under the 2005 and Beyond Salary Deferral Feature, but withdrawals are permitted for 100% of the account under the 2004 and Before Salary Deferral Feature and Stock Option Deferral Feature with forfeitures of 10% of the total account balances.

We do not make any company contributions to any of the three features of the UPS Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the NEOs have earned but elected to defer, plus earnings (or less losses). There are no above market or preferential earnings in the UPS Deferred Compensation Plan. The investment options mirror those in the UPS Savings Plan, our 401(k) plan. Dividends earned on shares of our stock in the UPS Deferred Compensation Plan are earned at the same rate as all other class A and class B shares of common stock. Dividends are added to the participant’s deferred compensation balance. Deferral elections made under the UPS Deferred Compensation Plan are irrevocable.

Potential Payments on Termination or Change In Control

We have not entered into any employment agreements with our NEOs that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements or arrangements with our NEOs. As described earlier, our Compensation Committee believes that the UPS promotion from within policy has created a culture where long tenure for executives is the norm. As a result, the NEOs serve without employment contracts, as do most of our other U.S.-based non-union employees.

The equity-based awards that we grant to our NEOs are made pursuant to the UPS Incentive Compensation Plan. Awards under the UPS Incentive Compensation plan generally can be granted to any of our employees, employees of our subsidiaries and affiliates, directors and certain consultants. The UPS Incentive Compensation Plan contains provisions that affect outstanding awards to all plan participants, including the NEOs, under certain circumstances, including a change in control of the company (as defined below) and a participant’s retirement, death or disability. Pursuant to the terms of the UPS Incentive Compensation Plan, upon a change in control or a participant’s retirement, death or disability:

•	all outstanding options become immediately exercisable, and remain exercisable as follows:

•	upon a change in control, they remain exercisable for their entire term, and

•	upon the participant’s retirement, death or disability, for options granted prior to 2003 they remain exercisable for three years and for options granted since 2003 they remain exercisable for their entire term;

•	any restriction periods and restrictions imposed on shares of restricted stock or RSUs which are not performance-based lapse; and

•	target payout opportunities attainable under all outstanding awards of performance-based restricted stock, RSUs and RPUs are deemed to have been fully earned for the applicable performance periods, and payment of the awards (in cash or stock, as applicable) is paid to the participant based upon an assumed achievement of all relevant targeted performance goals and the length of time within the applicable performance period which has elapsed.

In addition, the plan provides for tax gross-up payments to plan participants upon a change in control, retirement, death or disability if the plan participants would be subject to certain excise taxes imposed as a result of the amounts paid to the participant pursuant to the treatment of the awards as a result of the event. The tax gross-ups are payable as an additional lump sum cash payment.

The following tables show the potential payments to the NEOs, except for Mike Eskew, upon a termination of employment under various circumstances. Mike Eskew retired on January 1, 2008, and the table for him shows what he received in connection with his retirement.

In preparing the tables below for the NEOs other than Mike Eskew, we made certain assumptions. We assumed the termination occurred on December 31, 2007. The closing price per share of our common stock on December 31, 2007 was $70.72. With respect to the tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Michael L. Eskew

Retired
Effective
January 1, 2008($)

Accelerated Vesting of Equity Awards:
MIP (RSUs)	459,397
LTI (Stock Options)	1,895,687
LTI (RPUs)	5,316,073
LTIP (RSUs)	1,799,451
280G Tax Gross-up	—
Benefits and Perquisites:
Split Dollar Life Insurance(1)	2,908,077
Non-Qualified Pension	411,252
Post-retirement Medical(2)	18,000

Total	12,807,937

(1)	Life insurance elected under the Retirement Plan Restoration Option (RPRO). See the narrative accompanying the 2007 Pension Benefits table above.

(2)	Amount represents the accrued benefit available to use against the cost of the insurance premium paid by UPS.

D. Scott Davis

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)

Accelerated Vesting of Equity Awards:
SARs	—	144,543	144,543	144,543	144,543	144,543
MIP (RSUs)	—	246,601	246,601	246,601	246,601	246,601
LTI (Stock Options)	—	638,509	638,509	638,509	638,509	638,509
LTI (RPUs)	—	1,994,248	1,994,248	1,994,248	1,994,248	1,994,248
LTIP (RSUs)	—	860,947	860,947	860,947	860,947	860,947
280G Tax Gross-up	—	465,353	465,353	465,353	465,353	465,353
Benefits and Perquisites:
Split Dollar Life Insurance(1)	—	—	1,592,174	—	10,412,757	—
Non-Qualified Pension	—	—	42,972	—	—	—
Post-retirement Medical(2)	—	—	9,750	—	—	—

Total	—	4,350,201	5,995,097	4,350,201	14,762,958	4,350,201

(1)	Life insurance elected under the Retirement Plan Restoration Option (RPRO). See the narrative accompanying the 2007 Pension Benefits table above.

(2)	Amount represents the accrued benefit credit available to use against the annual cost of the insurance premium paid by UPS. Credits are based on years of service, and unused portions do not carry over to the following year; however, the amount shown is renewed each year to apply against the annual premium.

David P. Abney

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	182,175	182,175	182,175	182,175	182,175
LTI (Stock Options)	—	276,077	276,077	276,077	276,077	276,077
LTI (RPUs)	—	1,461,493	1,461,493	1,461,493	1,461,493	1,461,493
LTIP (RSUs)	—	637,578	637,578	637,578	637,578	637,578
280G Tax Gross-up	—	427,300	427,300	427,300	427,300	427,300
Benefits and Perquisites:
Split Dollar Life Insurance	—	—	—	—	—	—
Non-Qualified Pension	—	—	—	—	—	—
Post-retirement Medical	—	—	—	—	—	—

Total	—	2,984,623	2,984,623	2,984,623	2,984,623	2,984,623

John J. McDevitt

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	174,396	174,396	174,396	174,396	174,396
LTI (Stock Options)	—	337,510	337,510	337,510	337,510	337,510
LTI (RPUs)	—	1,419,788	1,419,788	1,419,788	1,419,788	1,419,788
LTIP (RSUs)	—	614,523	614,523	614,523	614,523	614,523
280G Tax Gross-up	—	380,084	380,084	380,084	380,084	380,084
Benefits and Perquisites:
Split Dollar Life Insurance	—	—	—	—	—	—
Non-Qualified Pension	—	—	—	—	—	—
Post-retirement Medical	—	—	—	—	—	—

Total	—	2,926,301	2,926,301	2,926,301	2,926,301	2,926,301

James F. Winestock, Jr.

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	163,151	163,151	163,151	163,151	163,151
LTI (Stock Options)	—	385,003	385,003	385,003	385,003	385,003
LTI (RPUs)	—	1,107,027	1,107,027	1,107,027	1,107,027	1,107,027
LTIP (RSUs)	—	575,603	575,603	575,603	575,603	575,603
280G Tax Gross-up	—	296,863	296,863	296,863	296,863	296,863
Benefits and Perquisites:
Split Dollar Life Insurance(1)	—	—	627,612	—	4,044,042	—
Non-Qualified Pension	—	—	107,136	—	—	—
Post-retirement Medical(2)	—	—	19,000	—	—	—

Total	—	2,527,647	3,281,395	2,527,647	6,571,689	2,527,647

(1)	Life insurance elected under the Retirement Plan Restoration Option (RPRO). See the narrative accompanying the 2007 Pension Benefits table above.

(2)	Amount represents the accrued benefit credit available to use against the annual cost of the insurance premium paid by UPS. Credits are based on years of service, and unused portions do not carry over to the following year; however, the amount shown is renewed each year to apply against the annual premium.

Other Amounts

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees not subject to a collective bargaining agreement upon termination of employment. These include:

•	life insurance upon death in the amount of 12 times the employee’s monthly base salary, with a December 31, 2007 maximum benefit payable of $1 million;

•	a death benefit in the amount of three times the employee’s monthly salary;

•	disability benefits; and

•	accrued vacation amounts.

The tables above also do not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including:

•	the value of equity awards that are already vested;

•	amounts payable under defined benefit pension plans; and

•	amounts previously deferred into the deferred compensation plan.

Definition of a Change in Control

Under the terms of the UPS Incentive Compensation Plan, a change in control is deemed to have occurred as a result of any one of the following events:

•	shareowners’ approval of a reorganization, merger, share exchange or consolidation, in each case, where persons who were the shareowners immediately prior to such event do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors;

•	a liquidation or dissolution of UPS or the sale of substantially all of UPS’s assets;

•	the board members as of November 9, 1999 or board members whose elections or nominations are approved by a majority of such board members cease for any reason to constitute at least an 80% majority of the board of directors; or

•	a change (other than due to retirement) of 50% or more of the executive officers of UPS at the level of Senior Vice President and above within a consecutive 12 month period.

COMPENSATION OF DIRECTORS

We provide both cash and equity awards to our non-employee directors. In 2007, our non-employee directors received an annual cash retainer of $75,000. The chairs of the Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $10,000, and the chair of the Audit Committee received an additional annual cash retainer of $20,000. Cash retainers are paid on a quarterly basis. Under the UPS Deferred Compensation Plan, non-employee directors may defer retainer fees quarterly, but we do not make any company contributions under this plan. There are no preferential or above market earnings in the UPS Deferred Compensation Plan.

In 2007, non-employee directors received an annual restricted stock grant of class A common stock in the amount of $110,000. In addition, upon joining the board, new non-employee directors received a restricted stock grant of class A common stock in the amount of $25,000.

Directors are reimbursed for their expenses related to board membership.

In 2008, we anticipate changing the form of the equity awards granted to non-employee directors from restricted stock to restricted stock units. The value of the annual grant will remain at $110,000.

Our employee directors do not receive any compensation for service as a director.

2007 Director Compensation

The following table sets forth the compensation paid to our non-employee directors in 2007.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)

F. Duane Ackerman	18,750	2,160	—	20,910
Michael J. Burns	75,000	66,944	—	141,944
Stuart E. Eizenstat	75,000	66,944	—	141,944
James P. Kelly	75,000	97,192	3,904	176,096
Ann M. Livermore	75,000	104,798	8,537	188,335
Gary MacDougal(5)	42,500	124,520	—	167,020
Rudy Markham	—	833	—	833
Victor A. Pelson(6)	85,000	174,212	8,537	267,749
John W. Thompson	85,000	104,798	8,537	198,335
Carol B. Tomé	95,000	104,798	3,904	203,702
Ben Verwaayen	75,000	90,278	—	165,278

(1)	The following directors deferred 2007 cash compensation into the UPS Deferred Compensation Plan (further described above under the Non-Qualified Deferred Compensation Table): Burns — $75,000; Pelson — $85,000; Tomé — $95,000; and Verwaayen — $75,000.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in 2007, in accordance with FAS 123R, excluding the normal reduction for estimated forfeitures, for the following stock awards: restricted stock granted in 2005, 2006 and 2007; restricted performance units granted in 2003 and 2004; and phantom stock granted in 2001, 2002, 2003, and 2004. The grant date fair value for each restricted stock award, restricted performance unit award and phantom stock award was $110,000 ($25,000 for initial stock grants to newly-elected directors), $65,000 and $25,000, respectively, and the number of units was determined using the NYSE closing price of UPS class B common stock on the date of grant. The dividends earned on each award are reinvested in additional units (dividend equivalent units) at each dividend payable date.

Restricted stock vests three years from the date of grant, except for the initial stock grants made to newly-elected directors which vest five years from the date of grant. In addition, any unvested restricted stock vests at the board meeting preceding a director’s 70th birthday. Restricted performance units vest five years after the date of grant. Phantom stock vests at the date of grant and are settled in cash at the end of a director’s term.

(3)	Directors in 2003 and 2004 received stock options awards. However, in 2005 those awards were discontinued and we began granting restricted stock to all directors.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes in 2007, in accordance with FAS 123R, excluding an estimate for forfeitures, for stock option awards granted in 2003 and 2004. The assumptions used to value stock option awards granted in 2003 and 2004 can be found in Note 11 “Capital Stock and Stock-Based Compensation” in our 2005 Form 10-K.

(5)	Gary MacDougal served as a director until May 10, 2007, the date of the 2007 annual meeting.

(6)	Victor Pelson’s FAS 123R compensation expense for stock awards exceeds that of the other outside directors due to the accelerated vesting of his restricted stock on May 10, 2007, the date of the board meeting preceding his 70th birthday.

The aggregate shares for stock awards and option awards, which were outstanding as of December 31, 2007, are presented in the table below.

				Stock Options
	Stock Awards			Number of
		Restricted	Phantom	Shares
		Performance	Stock	Underlying
	Restricted	Units	Units	Options
Name	Stock (#)	(#)	(#)	(#)

F. Duane Ackerman	331	—	—	—
Michael J. Burns	2,972	—	—	—
Stuart E. Eizenstat	2,972	—	—	—
James P. Kelly	3,855	583	377	1,343
Ann M. Livermore	3,855	1,255	1,798	7,215
Gary MacDougal	—	1,255	1,798	2,864
Rudy Markham	347	—	—	—
Victor A. Pelson	—	1,255	1,798	5,609
John W. Thompson	3,855	1,255	1,798	5,609
Carol B. Tomé	3,855	1,255	850	2,864
Ben Verwaayen	4,209	—	—	—

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2008 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Compensation Committee

John W. Thompson, Chair
F. Duane Ackerman
Stuart E. Eizenstat
Victor A. Pelson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Duane Ackerman, Stu Eizenstat, Vic Pelson and John Thompson were members of the Compensation Committee of our board of directors during 2007. None of these directors are employees or former employees of UPS. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for overseeing our Code of Business Conduct, which includes policies relating to conflicts of interest. The Code requires that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of UPS as a whole.

At least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which UPS is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review, at least annually, of our financial systems to determine whether a director, or a company employing a director, engaged in transactions with us during the fiscal year.

The Nominating and Corporate Governance Committee, which is composed of independent directors, conducts an annual review of the information from the questionnaire and financial systems review, evaluates related party transactions (if any) involving the directors and their related persons and makes recommendations to the board of directors regarding the independence of each board member.

If a transaction arises during the year that may require disclosure as a related person transaction, information about the transaction would be provided to the Audit Committee and the Nominating and Corporate Governance Committee, as applicable, for review, approval or ratification of the transaction.

We have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

We have purchase, finance and other transactions and relationships in the normal course of business with companies with which our directors are associated, but which are not sufficiently material to be reportable. The Nominating and Corporate Governance Committee has reviewed these transactions and relationships and believe they were entered into on terms that are both reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accountants, the scope and results of their audit engagement. In connection with the 2007 audit, the Audit Committee has:

•	reviewed and discussed with management UPS’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2007,

•	discussed with Deloitte & Touche the matters required by Statement of Accounting Standards No. 61, as amended, and

•	received from and discussed with Deloitte & Touche the communications from Deloitte & Touche required by Independence Standards Board Standard No. 1 regarding their independence.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards.

The Audit Committee

Carol B. Tomé, Chair
Michael J. Burns
Rudy Markham
Ben Verwaayen

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our Audit Committee has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2008 and to prepare a report on this audit, subject to ratification by our shareowners. A representative of Deloitte & Touche will be present at the annual meeting of shareowners, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareowners.

The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	Fiscal Year Ended
	2007	2006

Audit Fees(a)	$13,441,000	$13,260,000
Audit-Related Fees(b)	334,000	686,000

Total Audit and Audit-Related Fees	13,775,000	13,946,000
Tax Fees(c)	1,719,000	1,585,000
All Other Fees	—	—

Total Fees	$15,494,000	$15,531,000

(a)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements and services associated with securities filings.

(b)	Includes fees for SAS 70 reports, employee benefit plan audits and accounting consultations.

(c)	Includes fees for tax compliance work and tax planning and advice services.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Audit Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, each of our directors and executive officers complied during 2007 with all applicable Section 16(a) filing requirements, except for a Form 4 in February 2007 for each of our executive officers that was filed one day late due to an administrative error.

SOLICITATION OF PROXIES

We will pay our costs of soliciting proxies. Directors, officers and other employees may solicit proxies by mail, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials and Notice to, and obtaining instructions relating to the proxy materials and Notice from, beneficial owners. In addition, we have retained BNY Mellon Shareowner Services to assist in the solicitation of proxies for the 2008 annual meeting at a fee of approximately $10,000, plus associated costs and expenses.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice. If the household received a printed set of proxy materials by mail, each shareowner will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials or Notice, which typically are mailed in March of each year, by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone number.

If you share an address with another shareowner and currently are receiving multiple copies of the proxy materials or Notice, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER BUSINESS

Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Under our bylaws and SEC regulations, any shareowner proposals or director nominations for the 2008 annual meeting of shareowners must be received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, no later than November 17, 2008 to be eligible for inclusion in the proxy statement for next year’s meeting.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareowner notifies us after January 31, 2009 of an intent to present a proposal at our 2009 annual meeting of shareowners, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

A copy of our 2007 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at www.shareholder.com/ups.

Annex I

Excerpt from the UPS Corporate Governance Guidelines
Relating to Director Independence Standards

An “independent” director is a director whom the Board has determined has no material relationship, other than as a director of the Company, with the Company or any of its consolidated subsidiaries, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, when determining whether a director is independent, the Board applies the categorical standards set forth below.

Under no circumstances is a director independent if:

1. the director is, or has been within the past three years, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company, other than on an interim basis;

2. (A) the director or an immediate family member is a current partner of a firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives concurrently served on the compensation committee;

4. the director, or a member of the director’s immediate family, has, in any twelve-month period within the past three years, received any direct compensation from the Company in excess of $100,000, other than compensation for service on the Board or any of its committees, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company; or

5. the director is a current employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues. For purposes of this section, a contribution to a tax-exempt entity is not a “payment.”

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GEORGIA 30328
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by United Parcel Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or phone, you do not need to return this card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      X
UPS001          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNITED PARCEL SERVICE, INC.

1.	Election of ten directors to serve until the 2009 annual meeting of shareowners.		For All	Withhold All	For All Except	To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the nominee’s number(s) on the line below.

	01) F. Duane Ackerman	06) Ann M. Livermore	☐	☐	☐

	02) Michael J. Burns	07) Rudy Markham

	03) D. Scott Davis	08) John W. Thompson

	04) Stuart E. Eizenstat	09) Carol B. Tomé

	05) Michael L. Eskew	10) Ben Verwaayen

						For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as UPS’s independent registered public accountants for the year ending December 31, 2008.					☐	☐	☐

3.	In their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Sign exactly as name appears hereon. For joint accounts all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Annual Meeting of Shareowners
Thursday, May 8, 2008, 8:00 a.m. (Eastern time)
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801
Important Notice Regarding
Internet Availability of
Proxy Materials for the
Annual Meeting:

The proxy statement and
annual report are available
at www.proxyvote.com.

UNITED PARCEL SERVICE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareowners to be held on May 8, 2008

     I hereby appoint D. SCOTT DAVIS and TERI P. McCLURE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 10, 2008 at the annual meeting of shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 8, 2008, and at any or all adjournments or postponements thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. (If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2.)

     If I participate in the UPS Qualified Stock Ownership Plan and Trust, I direct the Trustee to vote the stock in the manner stated on the reverse side. (If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2. If this card is not returned or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)